EXHIBIT 10.2
November 10, 2008
Advanced Viral Research Corp.
6 Executive Plaza, Suite 283
Yonkers, New York 10701
     Re: Employment Agreement
To Whom It May Concern:
This is to set forth our agreement regarding the payment of my salary. Reference is made to my Employment Agreement dated as of December 3, 2007 (the “Agreement”). By executing this letter agreement, we agree that the following terms and conditions shall be incorporated into the Agreement effective as of August 8, 2008 notwithstanding any other provisions in the Agreement to the contrary.
From the two week pay period ending August 8, 2008 through the two week pay period ending October 3, 2008, the obligation of the Company to pay my base salary as well as any other cash amounts shall be deferred until the Company (i) acquires net proceeds of at least $3.0 million from the sale of the Company’s assets or securities; or (ii) consummates a merger transaction with the surviving entity having at least $3.0 million in cash availability (the “Triggering Event”).
From the two week pay period ending October 17, 2008 until the Triggering Event, the Company shall pay 40% of my base salary and all other cash amounts obligated to be paid by the Company to me under the Agreement (e.g. $220,000 per annum) shall be deferred.
Upon the occurrence of the Triggering Event, all amounts deferred hereunder shall be paid to me in one lump sum.
Except as otherwise specifically provided in this letter agreement, the terms of the Agreement shall remain in full force and effect.
This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Sincerely,
/s/ Vincent Gullo
Vincent Gullo

Agreed and Acknowledged as of August 8, 2008
ADVANCED VIRAL RESEARCH CORP.
By: /s/ Stephen Elliston, Chief Executive Officer and President